Exhibit 1.1

EXECUTION VERSION

ROCKWOOD SPECIALTIES GROUP, INC.

$1,250,000,000 4.625% SENIOR NOTES DUE 2020

UNDERWRITING AGREEMENT

September 20, 2012

DEUTSCHE BANK SECURITIES INC.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

As Representatives of the Several Underwriters

c/o 60 Wall Street

New York, NY 10005

Ladies and Gentlemen:

1.                                       Introductory.  Rockwood Specialties Group, Inc., a Delaware corporation (the “Company”), a wholly-owned subsidiary of Rockwood Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several Underwriters named in Schedule A hereto (the “Underwriters”), for whom Deutsche Bank Securities Inc. (the “Lead Underwriter”), Citigroup Global Markets, Inc., Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives (the “Representatives”), $1.250 billion aggregate principal amount of its 4.625% senior unsecured notes due 2020 (the “Notes”), to be issued pursuant to the provisions of an indenture, to be dated the Closing Date, among the Company, the Parent Guarantor and Wells Fargo Bank, National Association as trustee (the “Trustee”), as supplemented by a first supplemental indenture, to be dated the Closing Date, among the Company, the Guarantors (as defined below) and the Trustee (as supplemented, the “Indenture”).  The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed (the “Guarantees”) on a senior unsecured basis, jointly and severally by (i) the Parent Guarantor and (ii) the subsidiaries of the Company that are listed on Schedule B hereof as “Guarantors” (collectively, the “Guarantors”).  The Notes and the Guarantees are herein collectively referred to as the “Securities.”

2.                                       Representations and Warranties of the Company and the Guarantors.  (i) Each of the Company and the Guarantors, as of the date hereof, represents and warrants to, and agrees with, each Underwriter that:

(a)          Filing and Effectiveness of Registration Statement; Certain Defined Terms.  An “automatic shelf registration” as defined under Rule 405 under the Act on Form S-3 (File No. 333-333-183959-05) has been filed with the Commission, including a related prospectus or prospectuses, covering the registration of the Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the

Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 3:45 p.m. (Eastern Time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the price paid by the Underwriter, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), as evidenced by it being so specified in Schedule C to this Agreement.

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus, as evidenced by it being so specified in Schedule C to this Agreement.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)         Compliance with Securities Act Requirements.  (i) (A) At the time of the filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163 and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The preceding sentence does not apply to statements in or omissions from any such document in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein.

(c)          Automatic Shelf Registration Statement.

(i)             Well-Known Seasoned Issuer Status.  (A)  At the time of filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii)          Eligibility to Use Automatic Shelf Registration Form.  The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form.  If at any time when Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Lead Underwriter, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Lead Underwriter of such effectiveness.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible.  References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(d)                     Filing Fees.  The Company has paid or shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e)                      Ineligible Issuer Status.  (i)  At the earliest time after the filing of the Registration Statement that an offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(f)                        General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the Statutory Prospectus, and any other documents listed or disclosures to be included in the General Disclosure Package, as set forth on Schedule C to this Agreement, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein.

(g)                     Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(h)                     Distribution of Offering Material by the Company and the Guarantors. Neither the Company nor any Guarantor has distributed or will distribute, prior to the later of the Closing

Date and the completion of the Underwriters’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Statutory Prospectus, the Prospectus and any Issuer Free Writing Prospectus reviewed and consented to by the Representatives.

(i)                         No Material Adverse Change.  Since the date of the latest audited financial statements incorporated by reference in the General Disclosure Package and the Final Prospectus (a) there has been no material loss or interference with its business from fire, explosion, flood or other calamity or from any labor dispute or court or governmental action, order or decree or other material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the General Disclosure Package and the Final Prospectus and (b) otherwise than as set forth or contemplated in the General Disclosure Package and the Final Prospectus there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise;

(j)                         Title to Property.  Each of the Company and its subsidiaries has good and marketable title to all real property owned by it and good title to all other properties owned by it, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as (a) are described in the General Disclosure Package and the Final Prospectus or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and, except as would not be reasonably expected to result in a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”), all of the leases and subleases of the Company and its subsidiaries considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the General Disclosure Package and the Final Prospectus, are in full force and effect, and neither the Company or any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease;

(k)                      Incorporation and Good Standing of the Company and the Guarantors. Each of the Company and the Guarantors has been duly incorporated and is validly existing as a corporation, in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Prospectus and to enter into and perform its obligations under each of this Agreement, the Securities and the Indenture, as applicable. Each of the Company and the Guarantors is duly qualified as a foreign corporation to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.  Each of the “Significant Subsidiaries” of the Company (as such term is defined in Rule 1—02 of Regulation S—X) as of August 31, 2012 is listed on Schedule D hereto, has been duly organized and is validly existing as a corporation or other legal entity in good standing under the laws of its jurisdiction of organization;

(l)                         Authorized Capitalization.  The Company has an authorized capitalization as set forth in the General Disclosure Package and the Final Prospectus, and all of the issued shares of capital stock of each of the Company and the Guarantors have been duly and validly authorized and issued, and are fully paid and non assessable, and all of the issued shares of capital stock of each subsidiary of the Company (or in the case of a non-wholly owned subsidiary, such portion of the capital stock of such subsidiary issued to the Company or any of its subsidiaries) have been duly and validly authorized and issued, are fully paid and non assessable and (except for directors’ qualifying shares and except as set forth in the General Disclosure Package and the Final Prospectus) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (other than liens, encumbrances and restrictions imposed by the Act and state securities or Blue Sky laws of certain jurisdictions); the Company has an authorized capitalization on an actual basis described in the General Disclosure Package and the Final Prospectus or incorporated by reference therein;

(m)                   Absence of Defaults and Conflicts Resulting from Transaction.  The sale of the Securities and the compliance by each of the Company and the Guarantors with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent Guarantor or any of its subsidiaries is a party or by which the Parent Guarantor or any of its subsidiaries is bound or to which any of the property or assets of the Parent Guarantor or any of its subsidiaries is subject, except for such conflicts, breaches or defaults that, singly, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any Guarantor or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent Guarantor or any of its subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company and the Guarantors of the transactions contemplated by this Agreement, except the registration under the Act of the Securities and such consents, approvals, authorizations, registrations or qualifications (i) as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters or (ii) as shall already have been obtained or made prior to the Closing Date;

(n)                     Absence of Existing Defaults and Conflicts.  Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its Certificate of Incorporation or Bylaws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for, in the case of clause (ii), such defaults that would not reasonably be expected to result in a Material Adverse Effect;

(o)                     Accurate Disclosure.  The statements set forth in the General Disclosure Package and the Final Prospectus under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities, and under the caption “Underwriting,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects;

(p)                     Accurate Disclosure for Tax Matters.  The statements set forth in the General Disclosure Package and the Final Prospectus under the caption “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects;

(q)                     Litigation.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Parent Guarantor, threatened, against or affecting the Parent Guarantor, or any of its subsidiaries which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets of the Company, or any of its subsidiaries or the consummation of the transactions contemplated by this Agreement or the performance by each of the Company and the Guarantors of their obligations hereunder. Any individual pending legal or governmental proceeding to which the Parent Guarantor or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which is not described in the General Disclosure Package and the Final Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect;

(r)                        Investment Company Act.  The Company is not and, upon the sale of the Securities as herein contemplated, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(s)                      Independent Public Accountants.  Deloitte & Touche LLP, who have issued their report dated September 18, 2012 on the financial statements of the Parent Guarantor and its subsidiaries incorporated by reference in the Registration Statement, are an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(t)                        Internal Controls.  The Parent Guarantor maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Parent Guarantor’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Parent Guarantor’s internal control over financial reporting is effective and the Parent Guarantor is not aware of any material weaknesses in its internal control over financial reporting;

(u)                     No Change in Internal Controls.  Except as disclosed in the General Disclosure Package and the Final Prospectus, since the date of the latest audited financial statements incorporated by reference in the General Disclosure Package and the Final Prospectus, there has been no change in the Parent Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent Guarantor’s internal control over financial reporting;

(v)                     Disclosure Controls.  The Parent Guarantor maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) which are designed to ensure that material information relating to the Parent Guarantor and its consolidated subsidiaries is made known to the Parent Guarantor’s principal executive officer and principal financial officer by others within those entities.  Such disclosure controls and procedures were effective as of August 3, 2012 and to the knowledge of the Parent Guarantor, there have been no material changes since such date;

(w)                   Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors and is a valid and binding agreement of the Company and the Guarantors;

(x)                       Execution and Delivery of the Indenture.  The Indenture has been duly authorized and has been duly qualified under the Trust Indenture Act; the Securities have been duly authorized and, when the Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered, such Securities will have been duly executed, authenticated, issued and delivered, will conform to the information in the General Disclosure Package and to the description of such Securities contained in the Final Prospectus and the Indenture and such Securities will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(y)                     Description of the Securities and the Indenture.  The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Prospectus under the caption “Description of the Notes.”

(z)                       Possession of Intellectual Property.  The Company owns possesses or licenses adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it, except where the failure to own, possess or license would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(aa)                Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Company’s or its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect;

(bb)              Insurance.  Each of the Company and its subsidiaries carries or is entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by similar companies engaged in the same or similar business, and all such insurance is in full force and effect;

(cc)                Absence of Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its affiliates, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which is required by the Securities Act or by regulations promulgated thereunder to be described in the General Disclosure Package and the Final Prospectus which is not so described or is not described as required;

(dd)              Suppliers of Merchandise.  No supplier of merchandise to the Company or any of its subsidiaries has ceased shipments of merchandise to the Company or any of its subsidiaries, other than in the normal and ordinary course of business consistent with past practices, which cessation would not reasonably be expected to result in a Material Adverse Effect;

(ee)                Statistical and Market-Related Data.  The statistical, industry and market-related data included or incorporated by reference in the General Disclosure Package and the Final Prospectus are based on or derived from management estimates and third-party sources, and the Company believes such estimates and sources are reasonable, reliable and accurate in all material respects; and

(ff)                    Environmental Laws.  Except as disclosed in the General Disclosure Package and the Final Prospectus and except such matters as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, published policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) each of the Company and its subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for cleanup or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(gg)              Ratings.  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company or the Parent Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or the Parent Guarantor’s retaining any rating assigned to the Company or the Parent

Guarantor or any securities of the Company or (ii) has indicated to the Company or the Parent Guarantor that it is considering any of the actions described in Section 7(j) hereof.

(hh)              XBRL.  The historical consolidated financial statements and schedules of the Parent Guarantor and its consolidated subsidiaries included or incorporated by reference in the General Disclosure Package and the Final Prospectus present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by an officer of the Company or any Guarantor and delivered to the Underwriters or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company or such Guarantor to each Underwriter as to the matters set forth therein.

3.                                       Purchase, Sale and Delivery of the Securities.

On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.50% of the principal amount thereof plus accrued interest from September 25, 2012 to the Closing Date, the respective principal amounts of Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to accounts specified by the Company, at the office of Simpson Thacher & Bartlett LLP, at 10:00 a.m., New York time, on September 25, 2012, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Securities sold pursuant to the offering. The Securities so to be delivered  or evidence of their issuance will be made available for checking at the office of Latham & Watkins LLP at least 24 hours prior to the Closing Date.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.                                       Certain Agreements of the Company and the Guarantors.  Each of the Company and the Guarantors, jointly and severally, further covenants and agrees with each Underwriter that it will furnish to counsel for the Underwriters, one signed copy of the registration statement relating to the Securities, excluding all exhibits, in the form it became effective and of all amendments thereto and that, in connection with the issuance and sale of the Securities:

(a)          Filing of Prospectuses.  The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the date hereof.  The Company has complied and will comply with Rule 433.

(b)         Filing of Amendments; Response to Commission Requests.  The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will afford the Representatives a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)          Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d)         Rule 158.  As soon as practicable, but not later than 16 months, after the date hereof, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)          Furnishing of Prospectuses.  The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus relating to the Securities, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request.  The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)            Blue Sky Qualifications.  The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investmnet under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution.

(g)         Payment of Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and the preparation and printing of memoranda relating thereto, any fees charged by investment rating agencies, for any costs and expenses related to, the review by the Financial Institution Regulatory Authority, Inc. of the Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes and expenses incurred in distributing any Statutory Prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(h)         Absence of Manipulation.  None of the Company or any Guarantor will take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

(i)             Restriction on Sale of Securities.  The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives for a period beginning on the date hereof and ending 45 days after the last Closing Date.

5.                                       Free Writing Prospectuses.  (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Lead Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)                                 Term Sheets.  The Company will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Lead Underwriter, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement

6.                                       Conditions of Obligations of the Underwriters.  The obligations of each Underwriter to purchase and pay for the Securities will be subject to the condition that (i) all representations and warranties and other statements of the Company and the Guarantors herein that are qualified by Material Adverse Effect or another materiality qualifier are, at and as of such Closing Date, true and correct and (ii) all representations and warranties and other statements of the Company and the Guarantors herein that are not qualified by Material Adverse Effect or another materiality qualifier are, at and as of such Closing Date, true and correct in all material respects, the condition that the Company and the Guarantors shall have performed all of their respective obligations hereunder theretofore to be performed and the following additional conditions:

(a)          Filing of Prospectus.  The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, any Guarantor, or any Underwriter, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction.

(b)         Opinion of Counsel for Underwriters.  Latham & Watkins LLP, counsel for the Underwriters, shall have furnished to the Underwriters such written opinion and statement, dated such Closing Date, in form and substance satisfactory to you, and such counsel may also state that they have relied, to the extent they deem proper, upon certificates of officers of the Company or any of its subsidiaries and certificates of public officials to enable them to pass upon such matters.

(c)          Opinion of Counsel for the Company and the Parent Guarantor.  Simpson Thacher & Bartlett LLP, counsel for the Company and the Parent Guarantor, shall have furnished to you their written opinion and statement (substantially in the form attached as Annex II(a) hereto), dated such Closing Date, in form and substance satisfactory to you.

(d)         Opinion of German Counsel for Rockwood Specialties Group.  Willkie Farr & Gallagher LLP, German counsel for CeramTec GmbH, Rockwood Specialties Group GmbH and CHEMETALL GmbH, shall have furnished to you their written opinion (substantially in the form attached as Annex II(b) hereto), dated such Closing Date, in form and substance satisfactory to you.

(e)          Opinion of Luxembourg Counsel for Knight Lux.  Kremer Associés & Clifford Chance, Luxembourg counsel for Knight Lux 1 S.a.r.l. and Knight Lux 2 S.a.r.l., shall have furnished to you their written opinion (substantially in the form attached as Annex II(c) hereto), dated such Closing Date, in form and substance satisfactory to you.

(f)            Opinion of Texas Counsel for Southern Clay Products, Inc.  Andrews Kurth LLP, Texas counsel for Southern Clay Products, Inc., shall have furnished to you their written opinion (substantially in the form attached as Annex II(d) hereto), dated such Closing Date, in form and substance satisfactory to you.

(g)         Opinion of McGuireWoods LLP Counsel for Chemical Specialties, Inc.  McGuireWoods LLP, North Carolina counsel for Chemical Specialties, Inc., shall have furnished to you their written opinion (substantially in the form attached as Annex II(e) hereto), dated such Closing Date, in form and substance satisfactory to you.

(h)         Opinion of Thomas J. Riordan.  Thomas J. Riordan, Esq., Senior Vice President, Law & Administration of the Company, shall have furnished to you his written opinion (substantially in the form attached as Annex II(f) hereto), dated such Closing Date, in form and substance satisfactory to you.

(i)             Opinion of General Counsel Europe for the Company.  Udo Pinger, General Counsel Europe of the Company, shall have furnished to you his written opinion (substantially in the form attached as Annex II(g) hereto), dated such Closing Date, in form and substance satisfactory to you.

(j)             Accountants’ Comfort Letters.  On the date of the Statutory Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at such Closing Date, Deloitte LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you (the executed copy of the letter delivered prior to the execution of this Agreement is attached as Annex I hereto).

(k)          No Material Adverse Change.  (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements incorporated by reference in the General Disclosure Package and the Final Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package and the Final Prospectus, and (ii) since the respective dates as of which information is given in the Final Prospectus there shall not have been any change in the capital stock or long term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole and after giving effect the offering, except as set forth or contemplated in the General Disclosure Package and the Final Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Closing Date on the terms and in the manner contemplated in the Final Prospectus.

(l)             Downgrading of Company’s Debt Securities.  On or after the date hereof and prior to the Closing (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(m)       Suspension or Material Limitation of Trading of Parent Guarantor’s Securities on the New York Stock Exchange.  On or after the date hereof and prior to the Closing there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Parent Guarantor’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Closing Date on the terms and in the manner contemplated in the General Disclosure Package and the Final Prospectus;

(n)         Furnishing of Prospectuses.  The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.

(o)         Certificates of Officers of the Company and the Guarantors.  The Company and the Guarantors shall have furnished or caused to be furnished to you at such Closing Date, certificates of officers of the Company and the Guarantors, satisfactory to you to the effect that (i) the representations and warranties of each of the Company and the Guarantors herein that are not qualified by Material Adverse Effect or another materiality qualifier are true and correct in all material respects at and as of such Closing Date, (ii) the representations and warranties of the Company and the Guarantors herein that are qualified by Material Adverse Effect or another materiality qualifier are true and correct at and as of such Closing Date, (iii) each of the Company and the Guarantors has performed in all material respects all obligations and satisfied all conditions on its part to be performed or satisfied pursuant to this Agreement at or prior to such Closing Date, and as to such other matters as you may reasonably request, and the Company and the Guarantors shall have furnished or caused to be furnished certificates as to the matters set forth in subsections (a) and (k) of this Section.

7.                                       Indemnification and Contribution.

(a)  Indemnification of Underwriters.  Each of the Company and the Guarantors will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use therein therein.

(b)         Indemnification of Company and the Guarantors.  Each Underwriter will severally and not jointly indemnify and hold harmless the Company, the Guarantors, each of their respective directors and each of their respective officers who signs the Registration Statement, and each person, if any, who controls the Company within the meaning of  Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company or any Guarantor by or on behalf of any Underwriter through the Representatives expressly for use therein; and will reimburse such Underwriter Indemnified Party for any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)          Actions against Parties; Notification.  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual or potential conflict of interest (based on the advice of counsel to the indemnified party), (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)         Contribution.  If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other from the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each party to this Agreement in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses) received by the Company and the Guarantors, bear to the total underwriting discounts and commissions received by the Underwriters.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, any Guarantor or any Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, each Guarantor and each Underwriter agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no

Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public, exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)          Obligations.  The obligations of the Company and the Guarantors under this Section 7 shall be in addition to any liability which the Company or the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls such Underwriter within the meaning of the Act and each broker-dealer affiliate of such Underwriter; and the obligations of each Underwriter under this Section 7 shall be in addition to any liability which such Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Guarantors (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company or any Guarantor) and to each person, if any, who controls the Company or any Guarantor within the meaning of the Act.

8.                                       Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Securities that the Underwriters are obligated to purchase on the Closing Date, the Lead Underwriter may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Lead Underwriter and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 9. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

9.                                       Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or the Guarantors or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or such Guarantor or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Securities, and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 6 hereof shall remain in effect.  In addition, if any Securities have been purchased under this Agreement, the representations and warranties in Section 2 hereof and all obligations under Section 5 shall also remain in effect.

10.                                  Notices.  All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention:  Debt Capital Markets Syndicate (Fax:  (212) 469-4877), with a copy to General Counsel  (Fax:  (212) 797-4561); Citigroup Global Markets Inc. General Counsel (fax no.:  (212)816 7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013, Attention:  General Counsel;  Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention:  High Yield Syndicate Desk (Fax: (212) 761-4000), with a copy to the Legal Department, 1221 Avenue of the Americas, New York, New York 10020 (Attention: High Yield Debt Coverage); and UBS Securities LLC, 677 Washington Blvd., Stamford, CT  06901, Attention:  High Yield Syndicate Departmentor (Fax:  (203) 719-3667), if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at the address of the Company set forth in the Registration Statement,  Attention: Senior Vice President, Law & Administration.

11.                                 Successors. This Agreement will inure to the benefit of and be binding upon the Company, the Guarantors and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12.                                 Representation of Underwriters.  The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly or by the Lead Underwriter will be binding upon all the Underwriters.

13.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

14.                                 Absence of Fiduciary Relationship.  Each of the Company and the Guarantors acknowledges and agrees that: (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Underwriters, on the other hand, and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (b) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company and the Guarantors or their respective affiliates, stockholders, creditors or employees or any other party; (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company and the Guarantors with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company and the Guarantors on other matters) or any other obligation to the Company and the Guarantors except the obligations expressly set forth in this Agreement; (d) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantors, and the several Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the several Underwriters, or any of them, with respect to the subject matter hereof. The Company and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Company and the Guarantors may have against the several Underwriters with respect to any breach or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement.

15.                                 Time of the Essence.  Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16.                               Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17.                     The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Underwriters imposing any limitation of any kind.

[Remainder of page intentionally left blank.]

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement in accordance with its terms.

Very truly yours,

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

ROCKWOOD HOLDINGS, INC. as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

CERAMTEC NORTH AMERICA CORPORATION, as
Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

CHEMETALL CORPORATION, as Guarantor

By:.	/s/Michael W. Valente.......
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

CHEMETALL US, INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

CHEMICAL SPECIALTIES, INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT]

DURAWEAR CORPORATION, as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

EXCALIBUR REALTY COMPANY, as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

FOOTE CHILE HOLDING COMPANY, as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

POOL SPA HOLDINGS, INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

ROCKWOOD LITHIUM INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

ROCKWOOD PIGMENTS NA, INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

ROCKWOOD SPECIALTIES INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

SOUTHERN CLAY PRODUCTS, INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT]

SOUTHERN COLOR N.A., INC., as Guarantor

By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: General Counsel and Assistant Secretary

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Alexandra Barth
Name: Alexandra Barth
Title: Managing Director

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Nick Regas
Name: Nick Regas
Title: Director

MORGAN STANLEY & CO. LLC

By:	/s/ Christian M. Bradeen
Name: Christian M. Bradeen
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Executive Director

By:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Director

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT]

SCHEDULE A

Underwriter	Aggregate Principal Amount of Securities to be Purchased
Deutsche Bank Securities Inc.	$350,000,000
Citigroup Global Markets Inc.	$225,000,000
Morgan Stanley & Co. LLC	$225,000,000
UBS Securities LLC	$225,000,000
KKR Capital Markets LLC	$112,500,000
Lazard Capital Markets LLC	$112,500,000
Total	$1,250,000,000

SCHEDULE B

Guarantors

Rockwood Holdings, Inc.

CeramTec North America Corporation

Chemetall Corporation

Chemetall US, Inc.

Chemical Specialties, Inc.

Durawear Corporation

Excalibur Realty Company

Foote Chile Holding Company

Pool Spa Holdings, Inc.

Rockwood Lithium Inc.

Rockwood Pigments NA, Inc.

Rockwood Specialties Inc.

Southern Clay Products, Inc.

Southern Color N.A., Inc.

SCHEDULE C

1.              General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

Issuer Free Writing Prospectus dated September 20, 2012, filed pursuant to Rule 433, a copy of which is attached hereto.

2.              Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

3.              Limited Use Free Writing Prospectuses (not included in the General Disclosure Package)

None.

Filed pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus, dated September 20, 2012
(Relating to preliminary prospectus supplement dated September 18, 2012)
Registration No. 333-183959

Rockwood Specialties Group, Inc.

$1,250,000,000 4.625% Senior Notes due 2020

Pricing Term Sheet
to the Preliminary Prospectus Supplement referred to below

September 20, 2012

The information in this pricing term sheet relates only to the Senior Notes offering and should be read together with (i) the preliminary prospectus supplement dated September 18, 2012 relating to the Senior Notes offering, including the documents incorporated by reference therein, and (ii) the accompanying prospectus dated September 18, 2012, each filed with the Securities and Exchange Commission (the “SEC”). The information in this pricing term sheet supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer, the Parent Guarantor and the Notes.

Issuer:	Rockwood Specialties Group, Inc. (the “Issuer”)

Guarantors:	Rockwood Holdings, Inc. (the “Parent Guarantor”) and certain domestic subsidiaries of the Issuer

Principal Amount:	$1,250,000,000

Title of Securities:	4.625% Senior Notes due 2020 (the “Notes”)

Maturity:	October 15, 2020

Public Offering Price:	100% of principal amount

Underwriting Discount:	1.50%

Net Proceeds (Before Expenses):	$1,231,250,000

Coupon:	4.625%

Yield to Maturity:	4.625%

Spread to Benchmark Treasury:	+ 325 basis points

Benchmark Treasury:	UST 2.625% due November 15, 2020

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2013

Change of Control:	Offer to purchase at 101% of the principal amount plus accrued and unpaid interest

Equity Clawback:	Prior to October 15, 2015, up to 35% of the Notes may be redeemed at 104.625% of the principal amount plus accrued and unpaid interest

Make-Whole Redemption:

Prior to October 15, 2015, at 100% of the principal amount plus the greater of :

(1) 1% of the principal amount; or

(2) the excess of

(a) the present value at such redemption date of (i) the redemption price of such Notes at October 15, 2015 (such redemption price being set forth in the table below) plus (ii) all required interest payments due on such Notes through October 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate plus 50 basis points; over

(b) the then outstanding principal amount of such Notes.

Optional Redemption:	On or after:

	October 15, 2015	103.469%
	October 15, 2016	102.313%
	October 15, 2017	101.156%
	October 15, 2018 and thereafter	100.000%

	in each case, plus accrued and unpaid interest.

Trade Date:	September 20, 2012

Settlement Date:	T+3; September 25, 2012

CUSIP/ISIN:	CUSIP: 774477AJ2 / ISIN: US774477AJ29

Denominations:	Minimum of $2,000 and integral multiples of $1,000 thereof

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:	KKR Capital Markets LLC Lazard Capital Markets LLC

Additional Information:

As Adjusted Financial Data

The offering size has increased from $750,000,000 to $1,250,000.  As a result of the increased offering size, the following replaces in part the table set forth under “Prospectus Supplement Summary—Summary Historical Financial and Other Data” on page S-11 of the preliminary prospectus supplement referred to below and each other location where such information appears in the preliminary prospectus supplement:

As adjusted data:

Cash and cash equivalents:	$1,324.0
Total indebtedness	2,766.8
Net indebtedness (4)	1,442.8
Ratio of net indebtedness to Adjusted EBITDA (3)(4)	1.6x
Total secured indebtedness	1,513.0
Total net secured indebtedness (2)	189.0
Ratio of total net secured indebtedness to Adjusted EBITDA (2)(3)	0.2x

Use of Proceeds

The following disclosure under “Use of proceeds” on page S-23 and each other location where it appears in the preliminary prospectus supplement is amended to read as follows:

We estimate that net proceeds from this offering will be approximately $1,230.6 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to prepay $250.0 million of our term loan B, and to fund general corporate purposes, which may include, among other things, strategic investments and acquisitions, capital expenditures and additional repayment of other debt.

The term loan B bears interest at Libor plus 2.50% (with a 1.00% floor), matures February 2018 and may be prepaid at our option without penalty.

Capitalization

As a result of the increase in the aggregate principal amount of Notes from $750,000,000 as stated in the preliminary prospectus supplement to $1,250,000,000, the following replaces in its entirety the disclosure included under “Capitalization” on page S-24 of the preliminary prospectus supplement referred to below and each other location where such information appears in the preliminary prospectus supplement:

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012:

•                  on an actual basis; and

•                  on an as adjusted basis to give effect to the issuance and sale of the notes in this offering and the partial use of the net proceeds therefrom to prepay $250.0 million of our term loan B.

This table should be read in conjunction with the information set forth under the “Use of Proceeds” section and the “Description of Other Indebtedness” section included in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	(Unaudited)
	As of June 30, 2012
(Dollars in millions)	Actual	As Adjusted
Cash and cash equivalents:	$343.4	$1,324.0	(1)
Long-term borrowings:
Senior secured credit facility:
Revolving credit facility (2)	$—	$—
Term loan A due February 2017	350.0	350.0
Term loan B due February 2018	841.5	591.5
Titanium Dioxide Pigments’ venture facility:
Revolving credit facility (3)	—	—
Term loan A due May 2017 (€200.0)	253.3	253.3
Term loan B due May 2017 (€200.0)	253.3	253.3
Capitalized lease obligations	33.5	33.5
Other loans	35.2	35.2
Senior notes due 2020 offered hereby	—	1,250.0
Total long-term borrowings (including current maturities)	1,766.8	2,766.8
Total equity	1,883.3	1,883.3	(4)
Total capitalization	$3,650.1	$4,650.1	(4)

(1) Reflects the receipt of the net proceeds from this offering and the partial use of the net proceeds therefrom to prepay $250.0 million of our term loan B.  Does not give effect to any other potential use of such proceeds.  See “Use of Proceeds.”

(2)  Our revolving facility is in an aggregate principal amount of $180.0 million, made available in U.S. dollars, Euros and/or pounds sterling, and maturing on February 10, 2016. The availability under the revolving credit facility is $180.0 million as of June 30, 2012, subject to outstanding letters of credit of $32.5 million that reduced our availability under such revolving credit facility.

(3) Our Titanium Dioxide Pigments’ venture is also party to a €30.0 million ($38.0 million) revolving credit facility, made available in Euros, U.S. dollars, pounds sterling and/or other currencies and maturing in May 2017. This revolving credit facility provided for additional borrowings of up to €4.5 million ($5.7 million) as of June 30, 2012 after an outstanding bank guarantee of €25.5 million ($32.3 million) related to a defined benefit pension obligation.

(4) Does not reflect any write-off of deferred financing fees and debt issuance costs associated with any prepayment of our debt.

Each of the Issuer and the Guarantors has filed a registration statement (including a preliminary prospectus supplement dated September 18, 2012 and the accompanying prospectus dated September 18, 2012) with the SEC for the offering to which this pricing term sheet relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer and the Guarantors have filed with the SEC for more complete information about the Issuer, the Guarantors and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, any underwriter will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by calling Deutsche Bank Securities Inc. at (800) 503-4611, Citigroup Global Markets Inc. at (800) 831-9146, Morgan Stanley & Co. LLC at (866) 718-1649 or UBS Securities LLC at (877) 827-6444, ext 561 3884.

SCHEDULE D

Significant Subsidiaries

Rockwood Specialties Inc.	Delaware
Knight Lux 1 S.a.r.l.	Luxembourg
Knight Lux 2 S.a.r.l.	Luxembourg
Rockwood Specialties Group GmbH	Germany
Sachtleben GmbH	Germany
CeramTec GmbH	Germany
Chemetall GmbH	Germany
Chemetall Corporation	Delaware
Rockwood Lithium GmbH	Germany
Rockwood Lithium Inc.	Delaware